QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

[CLICK LOGO]	[ALLEGIS LOGO]

Click Commerce to Pay Special Cash Dividend of $2.50 per Share of Common Stock

        CHICAGO, May 1, 2003—Click Commerce, Inc. (Nasdaq: CKCM) announced today that its Board of Directors has declared a special cash dividend of $2.50 per share of Common Stock. The special dividend will be payable on June 4, 2003 to stockholders of record as of May 20, 2003.

        "Declaring this $20 million special dividend reflects our Board's confidence in the company's core software business and its growth opportunities, as well as the company's overall financial strength," said Michael Ferro, Chairman and CEO of Click Commerce. "We are pleased to be able to make this distribution to our stockholders while maintaining a solid financial position. We remain optimistic about our long-term business prospects, and we will continue to strive to provide excellent service to our customers, grow our revenues and achieve our overall goal of profitability for the company."

        For Federal income tax purposes, the special dividend is expected to be treated as a "return of capital." As such, it would be either wholly tax-free or taxable in part as capital gain, depending on each stockholder's tax basis in the company's Common Stock. A letter explaining the tax consequences of the special dividend will be mailed to stockholders of record as of May 20th.

        The company also reported that its Board of Directors had ended its consideration of the acquisition proposal previously submitted by Insight Venture Management, LLC.

        Click Commerce announced the execution of new employment agreements with two of its Officers, Mr. Ferro and Justin C. Dearborn, Vice President—Human Resources and Corporate Legal Affairs. Mr. Ferro's agreement replaces a similar agreement, which had reached the end of its initial term on December 31, 2002. Mr. Ferro's agreement authorizes the issuance of his first grant of stock options (covering 400,000 shares of Common Stock), which grant will be made after the payment of the special dividend.

About Click Commerce

        Click Commerce (Nasdaq: CKCM) and its wholly owned subsidiary, Allegis Corporation, provide configurable software solutions that enable global corporations to gain competitive advantage through improved relationships and operational efficiencies within their distribution channels through online commerce, channel management and partner relationship management. Corporations such as BellSouth, Black & Decker, Charles Schwab, Delphi, Dow Corning, Emerson, Equistar, Kawasaki, Lubrizol, Mitsubishi, Microsoft, Motorola and Volvo have transformed their channel relationships using the Click Commerce and Allegis application suites.

        Founded in 1996, Click Commerce leverages more than six years of channel management expertise to enable global enterprises to significantly increase brand loyalty, customer satisfaction and financial performance. More information can be found at www.clickcommerce.com and www.allegis.com.

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended:

          Statements in this press release that are not historical facts and refer to the company's future prospects are "forward looking statements" under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as "expect, anticipate, intend, believe, hope, assume, estimate" and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to maintain its strategic alliances with system integrators and business consultants, the extent of customer acceptance and utilization of Click Commerce's Partner Relationship Management solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce's target customers, changes in technology, deployment delays or errors associated with the company's products and the company's ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce's business, see "Risk Factors" in Click Commerce's annual report on Form 10-K for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

# # #

        Click Commerce, Allegis, the Allegis logo and the Allegis eBusiness Suite are trademarks, registered trademarks or service marks of Click Commerce, Inc and its wholly owned subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Media:
Christy Mueller
Click Commerce, Inc.
(312) 377-3046
 mueller@clickcommerce.com

Investor:
Mike Nelson
Click Commerce, Inc.
(312) 377-3887
 mikenelson@clickcommerce.com

QuickLinks

  EXHIBIT 99.1